Exhibit 23.02 - Consent of Deloitte & Touche LLP, independent registered public accounting firm - Nicor Companies Savings Investment Plan

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178497 on Form S-8 of our report dated June 15, 2011, relating to the statement of net assets available for benefits as of December 31, 2010 of the Nicor Companies Savings Investment Plan, appearing in this Annual Report on Form 11-K of Nicor Companies Savings Investment Plan for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Chicago, Illinois

June 25, 2012